EXHIBIT 99.1

Flushing Financial to Speak to Institutional Investors

LAKE SUCCESS, N.Y., Feb. 21, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that, through an arrangement with Guggenheim Securities, it will meet with institutional investors.

John R. Buran, the Company's President and Chief Executive Officer, and David W. Fry, the Company's Executive Vice President and Chief Financial Officer, will participate in the Guggenheim Securities 2012 Financial Services One-on-One Conference on February 22, 2012.

WHO	Flushing Financial Corporation, with $4.3 billion in consolidated assets, is the parent holding company for Flushing Savings Bank, FSB. Flushing Bank is a trade name of Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.
WHAT	Meetings with institutional investors at the Guggenheim Securities 2012 Financial Services One-on-One Conference to review a presentation of the Company's performance and strategic operating objectives.
WHERE/WHEN	New York City on February 22, 2012.
PRESENTATION	The presentation will be available on the Company's website, www.flushingbank.com, on February 22, 2012, and will remain available through the end of the month.
RECENT NEWS	* January 31, 2012 – Flushing Financial Corporation Reports Record Core Earnings for the Twelve Months Ended December 31, 2011.
* January 11, 2012 – Flushing Bank Announces the Opening of a New Branch in Borough Park, Brooklyn.
* November 23, 2011 – Flushing Financial Corporation Declares Quarterly Dividend of $0.13 per Share.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Executive Vice President and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400